Exhibit 10.10

Sale and Purchase Agreement

This Sale and Purchase Agreement (the “Agreement”), entered into on September 13, 2013 (the “Effective Date”), by Life Sciences Management Group, Inc. (a Maryland Corporation, the “Purchaser) with offices at 7272 Wisconsin Ave, Suite 300, Bethesda, MD 20814, and Acino Pharma AG, with offices at Dornacherstrasse 114, CH-4147 Aesch, Switzerland, (the “Company”)

WHEREAS, the Company owns and/or has licensed certain assets pertaining to the pharmaceutical product lclaprim (the “Product”),

WHEREAS, Purchaser desires to purchase, and the Company agrees to sell such assets pertaining to the Product (the “Assets”),

WHEREAS, Purchaser performed a due diligence analysis with respect to the Assets, by reviewing a set of electronic files received from the Company on March 28, 2013 (the “Dossier”),

NOW THEREFORE, the parties agree to enter into the Agreement under the following terms and conditions:

1.                                      Purchase and Sale of Assets, Completion

1.1                               The Company agrees to sell, and the Purchaser agrees to purchase, with effect from Completion Date (as defined hereinafter in clause 1.3), the Assets as defined in Exhibit A, including all rights and obligations related thereto.

1.2                               The Company agrees to sell, and the Purchaser agrees to purchase, over a period ending December 31, 2017, all or parts of the remaining 613 kg of drug substance lclaprim.  After December 31, 2017, the Company shall be entitled to dispose of and/or destroy any and all inventories of lclaprim in its warehouse at the cost of the Purchaser, after giving Purchaser 60 days’ prior notice, and provided it has not received other instructions by Purchaser on where to ship such inventories.

1.3                               The Completion Date of this transaction shall be the date when all Conditions Precedent will have been met in accordance with clause 3.1.

1.4                               After Completion Date, the Purchaser shall be free in its decisions pertaining to the Assets (e.g. whether or not to develop any of the Assets, including the use of the Assets in any other additional indication, or any other compounds).

2.                                      Consideration

2.1                               The total initial consideration payable for the Assets shall be ten thousand US dollars (US $10,000.00), payable within thirty (30) days after the Effective Date.

2.2                               The Purchaser shall compensate the Company for all costs incurred with respect to the transfer of the Assets (shipping, registration, etc.), at cost.  The parties agree that all costs related to the Product and incurring after the Effective Date, e.g. but not limited to requalifying any drug product, shall be borne by the Purchaser.

2.3                               Purchaser shall pay to Company, for the storage of the drug substance lclaprim, a fee of 4,800 EUR per year, starting October 1st 2013, and payable in two (2) installments of 2,400 EUR each in advance on the 1st of October and 1st of April of each year.  The purchase price of lclaprim shall be 600 EUR per kg, plus the cost of shipment, insurance and handling.

2.4                               Upon completion of any phase Ill clinical study for the Product in any indication, Purchaser shall notify Company within 30 days, and pay to Company an additional consideration of five hundred thousand US dollars (US $500,000.00).

3.                                      Conditions Precedent, Rescindment

3.1                               The Agreement will be subject to the following conditions being fulfilled:

(i)            the transaction evidenced by this Agreement to be authorized and approved by the Board of Directors (or other authorizing body) of each party.

(ii)           the initial consideration to be paid in accordance with clause 2.1.

(iii)          F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc. to provide consent to the assignment of the agreement listed in Exhibit B/1. in writing.

3.2                               If such Conditions Precedent have not been fulfilled by December 31, 2013, and the parties have not agreed to extend such timeline in writing, the parties hereby expressly agree that in such event this Agreement shall be rescinded and considered null and void, without further action by the parties.  In such case, to the extent applicable, the Company agrees to reimburse the initial consideration, and the Purchaser agrees to re-assign the Agreements to Company.

4.                                      Warranties, Limitation of Liability, Indemnification

4.1                               Each party entering into this Agreement warrants that it has, subject to clause 3.1(i), the right and authority to enter into this Agreement.

4.2                               The Company hereby represents and warrants to Purchaser as follows:

(i)                                     subject to contrary information contained in the Dossier, and to the best of the Company’s knowledge, no third party (except the parties to the Agreements listed in Exhibit B) has any right, title or interest in the Assets;

(ii)           there is no action or claim pending or threatened against the Company or the directors of the Company preventing the sale of the Assets;

(iii)          the Company is the legal successor to Arpida Ltd.’s rights with respect to the sale and purchase agreement with F. Hoffmann-La Roche Ltd. and Hoffmann-La Roche Inc., dated June 1”, 2001(as listed in Exhibit B/1.).

4.3                               The Assets and the drug substance lclaprim are sold by the Company on a strict “as is” basis.  Except as expressly set forth in clause 4.2, the Company makes no guarantee or warranty, express or implied, statutory or otherwise, (a) with respect to the Assets sold, including the assignability of the agreements listed in Exhibit B, and (b) with respect to the quality of the drug substance lclaprim, and the Company shall not be liable to the Purchaser for Assets or the drug substance lclaprim not meeting the expectations of the Purchaser, or for any other damages of any kind.  In addition, the Company will not indemnify the Purchaser for any claims, suits, actions, proceedings, damages, loss or liability, costs or expenses claimed by a third party for any economical or property loss or damage, or personal injury or death or damage to physical property, including for infringement of third party intellectual property rights, which are related to the Assets or the Product.

4.4                               The Purchaser agrees to indemnify the Company and hold it harmless from and against all claims, suits, actions, proceedings, damages, loss or liability, costs or expenses (including reasonable attorney’s fees) claimed by a third party relating to the Assets and/or the Product for any economical or property loss or damage (including infringement of intellectual property), or personal injury or death or damage to physical property to the extent such arise out of and are determined attributable to the Purchaser’s fault, willful or criminal wrongdoing or negligence.

5.                                      Confidentiality

Both parties shall treat as confidential the contents of this Agreement, and any other information, documents or data disclosed by either party to the other party relating to or in connection with this Agreement which is marked “confidential” or which should be reasonably understood to be confidential (“Confidential Information”).  Either party may disclose Confidential Information to its employees, directors, personnel and Affiliates as well as regulatory authorities, service providers, consultants, non-clinical and clinical investigators, manufacturers and distributors to the extent required to exercise its rights and to fulfill its obligations under this Agreement provided that same shall be bound by confidentiality and non-use obligations materially no less stringent than those set forth under this Agreement.  The duty of confidentiality as per this clause does not apply to

a)                                     information which was already in the public domain at the time of signing of this Agreement;

b)                                     information which becomes a part of the public domain by publication or otherwise during the term of this Agreement, except by breach of this Agreement;

c)                                      information which the receiving party can establish was in its possession before signing of this Agreement and which was not acquired directly or indirectly from the disclosing party;

d)                                     information which the receiving party can establish was acquired from a third party, such third party, to the best belief of the receiving party, having acquired the information neither directly nor indirectly from the disclosing party; and

e)                                      information which has to be disclosed by law, a court decision or an administrative order.

6.                                      Taxes

6.1                               Any consideration payable or to be given pursuant to this Agreement for the sale of the Assets is stated exclusive of VAT.  If any VAT is or becomes chargeable in respect of the sale of the Assets, the Purchaser shall, subject to the receipt of a valid VAT invoice in respect thereof, pay to the Company (in addition to, and at the same time as, the consideration) an amount equal to such VAT.  All sums payable pursuant to this Agreement by way of reimbursement of costs and/or expenses and/or pursuant to any covenant or indemnity shall include any VAT incurred in respect of such costs and/or expenses or in respect of the indemnified matter or the matter to which the covenant relates.

6.2                               Any transfer taxes and/or registration or similar taxes or duties payable in respect of the purchase or transfer of the Assets shall be borne solely by the Purchaser.

6.3                               All sums payable by the Purchaser under this Agreement shall be paid in cleared funds free and clear of any deduction or withholding whatsoever save only as may be required by applicable law.  If any such deduction or withholding in respect of tax is required by applicable law, the Purchaser shall be obliged to pay such sum as will, after such deduction or withholding has been made, leave the same amount as the recipient would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.  If any sum payable by the Purchaser under this Agreement (other than the consideration) is otherwise subject to tax in the hands of the recipient the same obligation to make an increased payment shall apply in relation to such liability to tax as if it were a deduction or withholding required by applicable Law.

7.                                      Miscellaneous

7.1                               Applicable law and venue.  This Agreement is subject to Swiss law excluding its conflict of law provisions.  All disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules.  The arbitration proceedings shall be held in Basel, Switzerland, and the language used therein shall be English.  The arbitrator’s award shall be final and binding and shall be enforceable in any court with competent jurisdiction.

7.2                               Notices and other Communications.  Any and all notices, requests or other communication required or permitted to be made or given under or in connection with this Agreement or the subject matter hereof by either of the parties hereto shall be in writing and in English and shall be deemed to be sufficiently served for all purposes hereof at the date of certified receipt by the receiving party, if sent by registered mail postage prepaid, or by fax, to the party to be notified at the following addresses or such other address as a party may relocate its headquarters to:

To Company:	To Purchaser:

Acino Pharma AG	Life Sciences Management Group, Inc.
Attn. Head of R&D	Attn. R. Michael Floyd
Dornacherstrasse 114	7272 Wisconsin Ave, Suite 300
CH-4147 Aesch, Switzerland	Bethesda, MD 20814, USA

7.3                               Entire Understanding.  This Agreement and the Exhibits annexed hereto embody the entire understanding of the parties and override or supersede all or any prior representations, understandings or implications made by either party at any prior time whether orally or in writing related to the subject matter hereof.

7.4                               Amendments.  The parties may during the term of this Agreement modify, vary, or alter any of the provisions of this Agreement by mutual agreement.  Any amendment or supplementary arrangement to this Agreement shall be deemed invalid unless ma de in writing and signed by both parties; the same applies for any modification of this requirement of written form.

7.5                               Modification and Waiver.  None of the terms of this Agreement (including all Exhibits provided for herein) shall be deemed to be waived or modified except by a written document drawn expressly for such purpose and executed by the party against whom enforcement of such waiver or modification is sought.  Failure or delay of either party hereto to enforce any of its rights under this Agreement shall not be deemed a modification or a continuing waiver by such party of any of its rights under this Agreement.

7.6                               Severability.  If any provision of this Agreement should be or become invalid or unenforceable, the validity of the remaining provisions hereof shall not be affected thereby.  Such invalid or unenforceable provision shall be converted by mutual consent of the parties, to the extent possible, to a valid and enforceable provision which comes as close as possible to the business object of the original provision.  This provision shall also apply if this Agreement should be incomplete.

Purchaser and the Company have executed this Agreement as of the Effective Date.

Acino Pharma AG

Signature:	/s/ Peter Burema	/s/ Dr. Jean-Daniel Bonny

Name Printed:	Peter Burema	Dr. Jean-Daniel Bonny
	CEO Acino Group	Head of R&D Acino Group

Place:	Aesch, Switzerland	Aesch, Switzerland

Life Sciences Management Group, Inc.

Signature:	/s/ R. Michael Floyd

Name Printed:	R. Michael Floyd, President

Place:	Bethesda, MD, USA

Exhibit A

Assets

Assets shall consist of any tangible and intangible assets pertaining to the Product, owned or licensed by the Company as per the Effective Date, and which shall consist of, subject to clause 4.3:

i.              patents (abandoned), as listed in Exhibit C

ii.             information, know-how and goodwill, as contained in the Dossier;

iii.            available health and regulatory registrations and/or applications, as contained in the Dossier;

iv.            documentation, records, and work product a contained in the Dossier;

v.             agreements (including its pertaining rights and obligations) with third parties as listed in Exhibit B.

For the sake of clarity, Assets shall not include any trademarks.

Exhibit B

Agreements

1.                                      Sales and Purchase Agreements between F. Hoffman-LaRoche and Arpida Ltd. dated June 1st, 2001.

2.                                      other agreements pertaining to the Product, as contained in the Dossier.

Exhibit C

Patents

List of Product related patents as per the Effective Date.  All patents are abandoned.

Patent-Number	Title	Legal Status
AU708578	Diaminopyrimidines, pharaceutical compositions...	Abandoned
BRPI9611871-7	Diaminopyrimidines, pharaceutical compositions...	Abandoned
CA2,238,521	Diaminopyrimidines, pharaceutical compositions...	Abandoned
CNZL96198783.9	Diaminopyrimidines, pharaceutical compositions...	Abandoned
EP866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
EP1149834	Diaminopyrimidines, pharaceutical compositions...	Abandoned
AT866791	Diaminopyrimidines, pharaceutical compositions. ..	Abandoned
BE866791	Diaminopyrimidines, pharaceutical compositions. ..	Abandoned
CH866791	Diaminopyrimidines, pharaceutical compositions. ..	Abandoned
DE866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
DK866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
ES866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
Fl866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
FR866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
GB866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
GR866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
IE866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
IT866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
LU866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned

Patent-Number	Title	Legal Status
NL866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
PT866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
SE866791	Diaminopyrimidines, pharaceutical compositions...	Abandoned
JP3309340	Diaminopyrimidines, pharaceutical compositions. ..	Abandoned
KR10-0417207	Diaminopyrimidines, pharaceutical compositions...	Abandoned
MX205442	Diaminopyrimidines, pharaceutical compositions...	Abandoned
TR 1998 01014 8	Diaminopyrimidines, pharaceutical compositions...	Abandoned
US 5,773,446	Diaminopyrimidines, pharaceutical compositions...	Abandoned
AU 2006215788	Novel processes for preparation of a 2H-Chromene	Abandoned
BG109937 A	Novel processes for preparation of a 2H-Chromene	Abandoned
BR PI 0607797-8	Novel processes for preparation of a 2H-Chromene	Abandoned
CA 2, 596,669	Novel processes for preparation of a 2H-Chromene	Abandoned
CN ZL101115743A	Novel processes for preparation of a 2H-Chromene	Abandoned
CN102140094A	Novel processes for preparation of a 2H-Chromene	Abandoned
CNZL2011100324952	Novel processes for preparation of a 2H-Chromene	Abandoned
CZ PV2007-536	Novel processes for preparation of a 2H-Chromene	Abandoned
EE200700051 A	Novel processes for preparation of a 2H-Chromene	Abandoned

Patent-Number	Title	Legal Status
EP1856106	Novel processes for preparation of a 2H-Chromene	Abandoned
EP10184131	Novel processes for preparation of a 2H-Chromene	Abandoned
HK1111997	Novel processes for preparation of a 2H-Chromene	Abandoned
HU P 07 00604	Novel processes for preparation of a 2H-Chromene	Abandoned
IL 184404	Novel processes for preparation of a 2H-Chromene	Abandoned
IN 3617/CHENP/2007	Novel processes for preparation of a 2H-Chromene	Abandoned
JP 2007-555597	Novel processes for preparation of a 2H-Chromene	Abandoned
KR 2007-7021394	Novel processes for preparation of preparation of a 2H-Chromene	Abandoned
MX/A/2007/009282	Novel processes for preparation of 2H-Chromene	Abandoned
NO 2007 3701	Novel processes for preparation of a 2H-Chromene	Abandoned
NZ556800	Novel processes for preparation of a 2H-Chromene	Abandoned
RO122912	Novel processes for preparation of a 2H-Chromene	Abandoned
RU2397980	Novel processes for preparation of a 2H-Chromene	Abandoned
TR2007 05187 B	Novel processes for preparation of a 2H-Chromene	Abandoned
TW095105426	Novel processes for preparation of a 2H-Chromene	Abandoned
US2008 0221324-A1	Novel processes for preparation of a 2H-Chromene	Abandoned
ZA2007/06421	Novel processes for preparation of a 2H-Chromene	Abandoned
AU2008354622	Aqueous pharmaceutical formulation	Abandoned

Patent-Number	Title	Legal Status
CA 2,721,014	Aqueous pharmaceutical formulation	Abandoned
IN7118/CHENP/2010	Aqueous pharmaceutical formulation	Abandoned
WO2009124586	Aqueous pharmaceutical formulation	Abandoned
EP2280688	Aqueous pharmaceutical formulation	Abandoned
BR PI 0822580-0	Aqueous pharmaceutical formulation	Abandoned
CNZL 102112108A	Aqueous pharmaceutical formulation	Abandoned
JP 2011-503341	Aqueous pharmaceutical formulation	Abandoned
KR 10-2010-7023886	Aqueous pharmaceutical formulation	Abandoned
MX/A/2010/011117	Aqueous pharmaceutical formulation	Abandoned
TW097112657	Aqueous pharmaceutical formulation	Abandoned
US 7,947,293	Aqueous pharmaceutical formulation	Abandoned
ZA2010/07185	Aqueous pharmaceutical formulation	Abandoned
CN ZL200480022787.6	Novel processes for preparation of a 2H-Chromene	Abandoned
CN ZL2010101517568	Novel processes for preparation of a 2H-Chromene	Abandoned
EP1656369	Novel processes for preparation of a 2H-Chromene	Abandoned
HU P 06 00231	Novel processes for preparation of a 2H-Chromene	Abandoned
In 478/CHENP/2006	Novel processes for preparation of a 2H-Chromene	Abandoned
JP 2006-522311	Novel processes for preparation of a 2H-Chromene	Abandoned
KR 10-2006-7002680	Novel processes for preparation of a 2H-Chromene	Abandoned
NO 2006 0643	Novel processes for preparation of a 2H-Chromene	Abandoned
US 7,893,262	Novel processes for preparation of a 2H-Chromene	Abandoned